UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report - October 26, 2006

(Date of earliest event reported)

BEMIS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number 1-5277

Missouri	43-0178130
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Neenah Center, 4th Floor, P.O. Box 669, Neenah, Wisconsin  54956-0669

(Address of principal executive offices)

Registrant’s telephone number, including area code:   (920) 727-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 26, 2006, the Bemis Board of Directors amended its compensation plan for non-employee directors.  Effective January 1, 2007, each individual non-employee director will be compensated on an annual basis by a Board Retainer Fee of $65,000.  In addition, each such director will receive an annual Bemis stock award as provided in the Bemis 2007 Stock Incentive Plan in an amount equal to 50% of the annual retainer fee, or $32,500.  The amount of shares will be determined according to the share price on the last business day preceding Bemis’ Annual Meeting of Stockholders.  In addition, each non-employee director acting in the capacity as a Committee chair will receive an additional $15,000 in cash compensation per year.

Directors will no longer receive separate fees for meetings or phone conferences attended.

ITEM 5.02      ELECTION OF DIRECTOR

On October 26, 2006, the Board of Directors of Bemis Company, Inc., pursuant to the bylaws of the Company, increased the number of directors by one and elected Mr. Henry J. Theisen, Bemis Company’s Executive Vice President and Chief Operating Officer, to the Board.  Mr. Theisen joined Bemis Company in 1975 and has held leadership positions in operations, research and development, and marketing for Bemis and its subsidiaries.  He was elected Vice President of Operations for Bemis Company in 2002 and Executive Vice President and Chief Operating Officer in 2003.  Mr. Theisen received his degree in chemical engineering from the University of Wisconsin.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ Gene C. Wulf	By	/s/ Stanley A. Jaffy
	Gene C. Wulf, Senior Vice President and Chief Financial Officer		Stanley A. Jaffy, Vice President and Controller

Date October 31, 2006		Date October 31, 2006